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                                                                   EXHIBIT 23.03

                          CONSENT OF ERNST & YOUNG LLP

     We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement/ Prospectus and the Registration Statement on Form S-4 of Silver King Communications, Inc. for the registration of 60,074,287 shares of Silver King Communications, Inc. Common Stock and the incorporation by reference therein of our report dated February 9, 1996 (except for Notes 3 and 7, as to which the date is March 11, 1996), with respect to the consolidated financial statements and schedule of Savoy Pictures Entertainment, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP

New York, New York
November 18, 1996